AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1997
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                           HUMAN GENOME SCIENCES, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                            8980                       22-3178468
        (State or other            (Primary standard industrial        (I.R.S. employer
jurisdiction of incorporation)      classification code number)     identification number)

                              9410 KEY WEST AVENUE
                         ROCKVILLE, MARYLAND 20850-3338
                                 (301) 309-8504
   (Address and telephone number of Registrant's principal executive offices)
                                   -----------

                           WILLIAM A. HASELTINE, PH.D.
                           HUMAN GENOME SCIENCES, INC.
                              9410 KEY WEST AVENUE
                         ROCKVILLE, MARYLAND 20850-3338

                                 (301) 309-8504

            (Name, address and telephone number of agent for service)
                                   -----------

                                   COPIES TO:
                             Sheldon E. Misher, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                          New York, New York 10017-2590
                                 (212) 687-7000

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                                   -----------

         If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                 AMOUNT TO       PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF              BE          OFFERING PRICE PER       AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED         SHARE(1)                   PRICE              REGISTRATION FEE
Shares of Common Stock,           50,871              $32.50                $1,653,308                 $501.00
$.01 par value................

(1)      Estimated solely for purposes of calculating the registration fee.
(2) Based on the average of the high and low price of the Common Stock as reported on the Nasdaq National Market System on April 22, 1997.

                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION -- DATED APRIL 25, 1997

PROSPECTUS
                                  50,871 SHARES

                           HUMAN GENOME SCIENCES, INC.
                                  COMMON STOCK
                                   -----------

         This Prospectus relates to the public offering of up to 50,871 shares of Common Stock, $.01 par value (the "Common Stock") by the holder thereof (the "Selling Stockholder"). The Common Stock offered by the Selling Stockholder hereunder is issuable upon exercise of warrants to purchase Common Stock (the "Warrants"). See "Selling Securityholder" herein. The Selling Stockholder directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Selling Stockholder and any broker-dealer, agents or underwriters that participate with the Selling Stockholder in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements.

         The shares of Common Stock are listed on the NASDAQ National Market System under the symbol "HGSI." The closing price of the Common Stock on April 23, 1997, was $33.50.

         The Company is paying all the expenses of registering the Common Stock under the Securities Act (including filing, legal, and miscellaneous expenses in connection with the registration) which are estimated at $25,000. The Company will not receive any of the proceeds from any sale of the Common Stock by the Selling Stockholder. The Selling Stockholder will pay or assume underwriting discounts, brokerage commissions or other charges incurred in any sale of the Common Stock.

                                   -----------

         THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 6.
                                   -----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1997

                              AVAILABLE INFORMATION

                  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                                   -----------

         The Company furnishes to its stockholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 0-22962) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including any documents or portions thereof incorporated by reference therein;

         2. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein, in any supplement or amendment hereof or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any supplement or amendment hereof modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any supplement or amendment hereof.

         Neither the delivery of this Prospectus nor any sale of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its affiliates since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

         Copies of documents incorporated by reference herein are available from the Company without charge (other than exhibits to such document, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) to any person to whom this Prospectus is delivered, upon written or oral request of such person. This request for such documents should be directed to the Company, 9410 Key West Avenue, Rockville, Maryland 20850-3338, (301) 309-8504, Attn: Senior Vice President and Chief Financial Officer.

                                   THE COMPANY

         Human Genome Sciences, Inc. (the "Company") is engaged in the research and development of novel, proprietary pharmaceutical and diagnostic products based on the discovery and understanding of the medical utility of genes. Using automated, high throughput gene sequencing technology, the Company has generated over 1,000,000 partial human gene sequences, which the Company believes correspond to most of the expressed genes in the human body, and possesses one of the largest proprietary databases of human and microbial genes. Based on this genomic database, the Company has created a broad base of product opportunities. The Company's activities have progressed to focusing primarily on research and development of therapeutic protein product candidates. In its efforts to identify the most promising product candidates, the Company uses its advanced proprietary bioinformatics system to analyze partial gene sequences and identify the genes corresponding to such partial gene sequences and the proteins encoded by such genes. As of February 15, 1997, the Company has isolated and characterized several hundred full-length genes and expressed and purified more than 100 potential therapeutic proteins. The Company is currently evaluating six therapeutic protein product candidates in preclinical studies. In addition, the Company is investigating for development with its collaborators proprietary product opportunities in diagnostics and small molecule drugs based on human genes, as well as vaccines, antibiotics, and diagnostics based on genes of microorganisms.

         The Company has a two-pronged commercialization strategy:

     PRODUCT DEVELOPMENT AND COMMERCIALIZATION. The Company utilizes its internal capabilities to research and develop recombinant therapeutic proteins, which are proteins that can be produced on a large scale and used as drugs to treat diseases. The Company generally intends to develop potential products to a late preclinical or early clinical stage and then to collaborate with pharmaceutical or biotechnology companies for further development and commercialization. However, the Company may consider developing certain potential products on its own.

     CORPORATE COLLABORATIONS. The Company leverages its resources and capabilities by establishing collaborations with pharmaceutical companies for the development and commercialization of new products. The Company believes that these arrangements will enable the Company to focus its internal resources on a select number of promising product candidates while still exploiting the broader product opportunities presented by its genomic database.

         The Company's initial collaboration was formed with SmithKline Beecham Corporation ("SmithKline Beecham") in May 1993 (as amended, the "SB Collaboration Agreements"). To date, the Company has received $125 million in payments from SmithKline Beecham and is further entitled to product development milestone payments and royalty payments. In June 1995, the Company and SmithKline Beecham entered into a collaboration agreement with Takeda Chemical Industries, Ltd. ("Takeda"), whereby Takeda was granted certain rights to develop and commercialize products based on the Company's and SmithKline Beecham's human gene technology ("Human Gene Technology") and an option to develop and commercialize for Japan certain products developed by the Company. In June 1996 the Company entered into a significant amendment (the "SB Amendment") to the SB Collaboration Agreements which, among other things, allows the Company to designate six therapeutic proteins at any one time for exclusive development and commercialization (subject to certain restrictions and co- development rights of its collaborators) and permits the Company and SmithKline Beecham to enter into additional collaboration agreements in the field covered by the SB Collaboration Agreements.

         In June 1996 and July 1996, the Company and SmithKline Beecham entered into collaboration agreements (the "New Collaboration Partner Agreements") with Schering Corporation and Schering-Plough, Ltd. (collectively, "Schering-Plough"), Synthelabo S.A. ("Synthelabo") and Merck KGaA ("Merck") (collectively, the "New Collaboration Partners"). Under the terms of the New Collaboration Partner Agreements, $87.5 million of license and research payments is payable to the Company over five years, of which $17.5 million has been received to date. In addition, the New Collaboration Partner Agreements provide for milestone and royalty payments with respect to products developed under these agreements. In exchange, the New Collaboration Partners received certain rights to research, develop and commercialize therapeutic products based on the Company's and SmithKline Beecham's Human Gene Technology. Schering-Plough and SmithKline Beecham have been granted the right to develop jointly with the Company certain of the therapeutic protein product candidates to which the Company has retained the exclusive development rights.

         The Company has entered into other collaborative agreements in certain areas where the Company has retained exclusive rights, including: the creation of bacterial vaccines and immunotherapeutics and antimicrobial agents based on genes of infectious agents; corn genomics; and gene therapy. Pursuant to the terms of such collaboration agreements, an aggregate of $34.1 million of license and research payments is payable to the Company over five years, of which $18.5 million has been received to date.

         The Company also has formed a collaboration with The Institute of Genomic Research ("TIGR"). Under the collaboration agreement, the Company has agreed to provide TIGR with funding totaling $85 million over a ten-year period ending September 2002, of which $46 million has been paid to date. In return, the Company is entitled to exclusive intellectual property rights to TIGR's research.

         The Company vigorously pursues patents to protect its intellectual property. As of February 15, 1997, the Company has five issued U.S. patents covering full-length genes and has filed U.S. patent applications covering more than 230 full-length genes and the proteins they encode. The Company makes patent filings outside the United States as it deems appropriate. In addition, the Company has filed patent applications with respect to more than 190,000 expressed sequence tags ("EST's") that represent over 1,000,000 partial gene sequences, although there is substantial uncertainty as to the patentability of partial gene sequences.

         The Company was incorporated in Delaware in June 1992. The Company's executive offices are located at 9410 Key West Avenue, Rockville, Maryland 20850 and its telephone number is (301) 309-8504.

                                  RISK FACTORS

         THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

         UNPROVEN BUSINESS STRATEGY. The Company's strategy of using high throughput gene sequencing for the purpose of rapidly identifying and obtaining proprietary rights to a substantial number of genes and then selecting from those genes promising candidates to be used to develop novel pharmaceutical or diagnostic products or pharmaceutical targets is unproven. The application of this strategy is in too early a stage to determine whether it can be successfully implemented. Unlike companies that have targeted particular diseases and sought to find cures through gene-based therapies, the Company's approach is to find as many genes as possible and then use this information as the basis for development of potential products. There can be no assurance that this strategy will result in the development of any products. See "-- Competition."

         Although the Company has identified a substantial number of genes through partial sequencing, its success will depend upon its ability and that of its collaborators to determine which genes have potential value and to select an appropriate commercialization strategy for each potential product they choose to pursue. To select potential product candidates, the Company is investing significant time and resources isolating and sequencing full-length genes, testing and analyzing the genes and determining their functions. The Company is now devoting an increasing portion of its resources to early-stage development of therapeutic protein product candidates. The Company has recently made substantial capital expenditures and hired additional personnel to enable it to engage in these activities. Substantial additional expenditures will be required by the Company. The failure to allocate its resources towards those products, if any, with the most commercial potential could have a material adverse effect on the Company. There can be no assurance that the Company will successfully select those genes with the most potential for commercial development, or that any products based on genes discovered by the Company can be successfully commercialized.

         EARLY STAGE OF THE COMPANY; ANTICIPATED FUTURE LOSSES. The Company is in the early stage of development, and it will be a number of years, if ever, before the Company is likely to receive revenues from product sales or royalties. To date, substantially all of the Company's revenues have resulted from payments made under the SB Collaboration Agreements and, to a lesser extent, from other collaboration, option and licensing agreements. The Company expects that most of its revenues for the foreseeable future will result from payments under collaboration agreements previously entered into, including the New Collaboration Partner Agreements. The Company expects to continue to incur substantial expenses relating to its research and development efforts, which are expected to increase relative to historical levels as the Company focuses on preclinical and clinical trials required for the development of therapeutic protein product candidates. As a result, the Company expects to incur continued and increasing losses over the next several years unless it is able to realize additional revenues under existing or new collaboration agreements. There can be no assurance that the Company will receive milestone and royalty payments under the SB Collaboration Agreements, the New Collaboration Partner Agreements or other collaboration agreements, or that the Company will ever be profitable. See "-- Relationship With SmithKline Beecham and Other Collaborators."

         Since inception, the Company has expended, and expects to continue to expend, substantial funds to continue its research and development programs. In the event of unanticipated expenses or delays in receipt of revenues, the Company may, in the future, require additional financing to fund its operating expenses and capital requirements. There can be no assurance that additional financing will be available on acceptable terms or at all in the event that the Company requires additional funding to conduct its operations. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result.

         RELATIONSHIP  WITH  SMITHKLINE  BEECHAM  AND OTHER  COLLABORATORS.  The
Company  is   substantially   dependent  on  SmithKline   Beecham  and  the  New
Collaboration Partners for research, development and commercialization of products pursuant to the SB Collaboration Agreements and the New Collaboration Partner Agreements, and on other collaborators. Under the collaboration agreements, the Company has agreed to restrictions on entering into other collaboration agreements in certain significant fields, including restrictions on entering into new collaboration agreements granting rights to Human Gene Technology in the fields covered by the SB Collaboration Agreements. SmithKline Beecham and other collaborators will have the right to control the development, regulatory approval and marketing of any products developed by them under these collaboration agreements. If SmithKline Beecham or other collaborators fail to develop marketable products, to obtain regulatory approvals for or to successfully market products based on the genes identified by the Company, the Company's ability to achieve profitability could be delayed or materially adversely affected.

         The Company has entered into collaboration agreements with several companies with respect to development of products based on genes discovered by the Company in certain areas not covered by the SB Collaboration Agreements and has also entered into material transfer agreements with a number of academic institutions. In connection with these agreements, the Company is dependent upon the success of these outside parties in performing their responsibilities.

         Conflicts of interest could arise between the Company and its collaborators. Each of the Company's collaborators is conducting multiple product development efforts. The Company's collaborators may pursue existing or alternative technologies in preference to products being developed under the collaboration agreements with the Company, and this could have a material adverse impact on the Company's receipt of milestone and royalty revenues. Additionally, the Company's collaborators may develop, either alone or with others, products that are similar to or in competition with products being developed under collaboration agreements with the Company.

         PRODUCT DEVELOPMENT RISKS. The Company has recently begun to focus an increasing amount of its resources on the development of therapeutic protein product candidates. The Company's ability to develop and commercialize products based on therapeutic proteins and, in the future, other products as to which it has retained the rights to commercialize on its own will depend on the Company's ability to develop internally product development, preclinical development and testing, clinical, regulatory, sales and marketing resources, or enter into arrangements with third parties to provide such functions. The Company has only recently commenced such product development activities, and has limited experience in connection with these activities. There can be no assurance that the Company will be successful in developing such resources or entering into agreements with third parties. Additionally, there can be no assurance that the Company will be able to enter into collaboration agreements with respect to products being developed by the Company on favorable terms, to the extent that the Company seeks to enter into such agreements.

         In addition, the Company has limited experience in conducting preclinical and clinical development activities and intends to rely in large part on its collaborative partners and third party clinical research organizations to design and conduct most of such activities, if required. The Company's inability to contract for any necessary clinical activities on acceptable terms would impair or delay the Company's ability to complete product development, which could have a material adverse effect on the Company. Moreover, the Company's reliance upon such collaborators and third parties for preclinical and clinical development activities will reduce the Company's control over such activities and will make the Company dependent upon such parties.

         COMPETITION. There is a finite number of genes in the human genome, and the Company believes that the majority of such genes have been identified by the Company or others conducting genomic research and that virtually all will be identified within several years. While the Company's goal has been to identify, establish the utility of and ultimately patent as many genes as it can as rapidly as possible, the Company continues to face substantial competition in these efforts both from entities using high throughput gene sequencers to discover genes, as well as from entities using more traditional methods to discover genes related to particular diseases. Research to identify genes is also being conducted by various institutes and United States and foreign government-financed entities, including British, French, German and Japanese efforts, as well as numerous smaller laboratories associated with universities or other not-for-profit entities. In addition, a number of pharmaceutical and biotechnology companies and government-financed programs are engaged in or have announced the intention to engage in areas of human genome research similar to or competitive with the Company's focus on gene discovery, and other companies are likely to enter the field. The gene sequencing machines used by the Company are commercially available and are currently being utilized by many other companies, in some cases for business purposes competitive with those of the Company. In addition, a number of other companies have announced plans to engage in gene discovery and could acquire similar machines and develop procedures for automated sequencing of genes. Although the Company believes that its large scale, automated processes and lead time provide it with a competitive advantage, any one of these companies or other entities may discover and establish a patent position in one or more genes that the Company has identified and might have designated or considered designating as a product candidate. Any potential products based on genes identified by the Company will face competition both from companies developing gene-based products and from companies developing other forms of treatment for diseases that may be caused by, or related to, genes identified by the Company.

         The Company's potential competitors include pharmaceutical and biotechnology firms and other companies, not-for-profit entities and United States and foreign government-financed programs, many of which have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than the Company. These competitors may succeed in identifying genes or developing products earlier than the Company or its collaborators, obtaining approvals from the United States Food and Drug Administration (the "FDA") or other regulatory agencies for such products more rapidly than the Company or its collaborators, or developing products that are more effective than those proposed to be developed by the Company or its collaborators. Certain of these competitors may be further advanced than the Company in developing potential products that may compete with potential products of the Company. There can be no assurance that research and development by others will not render the products that the Company or its collaborators may seek to develop obsolete or uneconomical or result in treatments, cures or diagnostics superior to any therapy or diagnostics developed by the Company or its collaborators, or that any therapy or diagnostics developed by the Company or its collaborators will be preferred to any existing or newly developed technologies. The Company expects that competition in this field will intensify.

         TECHNOLOGICAL UNCERTAINTY; RISK OF OBSOLESCENCE. Development of products based on genes discovered by the Company is still in an early stage and will require significant further research, development, testing and regulatory approvals and is subject to the risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the possibilities that: these technologies or any or all of the products based on these technologies will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances; the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; proprietary rights of third parties will preclude the Company or its collaborators from marketing products; or third parties will market superior or equivalent products.

         To date, relatively few products based on genes have been developed and commercialized. Even if the Company identifies a gene and determines that it has potential commercial value, the Company and its collaborators may not be able to develop a commercially feasible product based on the gene or the protein expressed by the gene. Certain areas of drug discovery conducted by the Company's collaborators, including gene therapy, and other areas, such as antisense drugs, involve new technologies, and existing data on the safety and efficacy of these technologies is very limited. At present, there are no products for patient use that have been developed from these technologies or that have received FDA approval. Several significant scientific challenges must be addressed before the therapeutic potential of these technologies can be commercially realized. The Company and its licensees or collaborators will not be able to commercialize any products for a number of years, if at all. Additionally, the areas in which the Company or its licensees or collaborators plan to develop products are new and rapidly evolving, and are expected to continue to undergo significant and rapid technological changes. Rapid technological development could result in actual and proposed products, services or processes becoming obsolete before the Company recovers a significant portion of its related research, development and capital expenses. In addition, new gene sequencing machines are being developed, and, depending on the conditions upon which they are made available, there can be no assurance that the Company will be able to obtain access to those new machines. The introduction of gene sequencing machines that embody new and superior technology could render obsolete the gene sequencers used by the Company. The Company's competitive position would be adversely affected if it were unable to anticipate such future developments and obtain access to the new technology.

         PATENTS AND PROPRIETARY RIGHTS. The Company's commercial success is dependent in part on its ability to obtain patent protection on genes discovered by it. The Company applies for patent protection for genes identified by partial sequencing and, subsequently, for those genes which it fully sequences. However, there is substantial uncertainty as to the patentability of genes based on partial sequences. Even if patent protection is afforded for such sequences, it may not provide effective commercial exclusivity. While the Company's business might be enhanced by obtaining patent protection based on partial gene sequences, the Company does not believe that its commercial success will be materially dependent on its ability to do so. The Company has isolated and obtained full-length sequence information for many of the genes that the Company or its collaborators intend to develop further and has filed, and continues to file, for patent protection based on such full-length sequences. However, the Company does not expect to isolate and fully sequence a significant portion of the partial gene sequences it discovers.

         The patent positions of biotechnology firms generally are highly uncertain and involve complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office ("PTO"), and no clear policy has emerged regarding the breadth of claims covered in biotechnology patents. There have been, and continue to be, intensive discussions on the scope of patent protection for both gene fragments and full-length genes. There have also been proposals for review of the appropriateness of patents on genes and gene fragments. There can be no assurance that these or other proposals will not result in changes in, or interpretations of, the patent laws which will adversely affect the Company's patent position. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries.

         As of February 15, 1997, the Company had filed United States patent applications with respect to more than 230 full-length human genes and their corresponding proteins. The Company has also filed U.S. patent applications with respect to all or portions of genomes of five infectious microorganisms and one non-infectious microorganism. As of February 15, 1997, the Company has five issued U.S. patents covering full-length human genes, which expire between 2013 and 2014. There can be no assurance that the remaining applications covering full- length genes and their corresponding proteins will result in the issuance of any patent. While the Company identifies multiple uses for genes it has fully sequenced, these uses may not be sufficient to meet the statutory requirements for patentability in all cases. Additionally, in view of the substantial number of genes that may be covered by the Company's patent applications, the Company cannot predict what issues may arise in connection with the Company's patent applications or the timing of the grant of patents with respect to genes covered by such patent applications. Moreover, in certain instances, the Company will be dependent upon its collaborators to file and prosecute patent applications.

         The Company has also filed U.S. patent applications claiming more than 190,000 partial human gene sequences. These applications seek to protect partial human and non-human gene sequences, the full-length gene sequences that include the partial sequences, as well as products derived therefrom and uses therefor. These applications identify possible biological functions for some of the genes based in part on a comparison to genes included in public databases, but do not contain any laboratory or clinical data with respect to such biological functions. There are certain court decisions indicating that disclosure of a partial sequence may not be sufficient to support the patentability of a full-length sequence. In view of these court decisions, as well as the position of the PTO referred to below, the Company believes that there is significant risk that patents will not issue based on patent disclosures limited to partial gene sequences. Finally, even if patents issue on the basis of partial gene sequences, there is uncertainty as to the scope of the coverage, enforceability or commercial protection provided by any such patents.

         In June 1991, the National Institutes of Health (the "NIH") filed a patent application seeking protection for a substantial number of genes based upon partial gene sequences. The application generated substantial controversy in the scientific community regarding the patentability of gene fragments and the full-length gene based on only partial sequencing of genes, particularly in cases where the biological function of the full-length gene is not identified. An examiner in the PTO rejected the patent claims contained in the NIH application and the rejection was not appealed by the NIH. The Company believes that the patent applications that have been filed by the Company based on partial gene sequences may be considered similar to the application filed by the NIH. To date, the Company has not received notice from the PTO of a similar rejection of its patent applications covering partial gene sequences.

         Publication of information concerning genes prior to the time the Company applies for patent protection based on the full-length gene could adversely affect the Company's ability to obtain patent protection with respect to genes identified by it. Washington University has identified genes through partial sequencing pursuant to funding provided by Merck & Co. and has deposited the partial sequences identified in a public database. See "-- Competition." In July 1994, the Company, TIGR and SmithKline Beecham reached an agreement to contribute a number of partial cDNA sequences to a database (the "Human cDNA Database"). Pursuant to the agreement, the Human cDNA Database is accessible only to academic scientists and researchers at non-profit institutions that sign access agreements. In October 1996, TIGR notified SmithKline Beecham and the Company of its decision to terminate the Human cDNA Database Agreement according to its terms, effective in April 1997. TIGR and researchers who are provided access to proprietary data in the Human cDNA Database have certain rights to publish human cDNA sequences in which the Company has rights. The termination of the Human cDNA Database Agreement in April 1997 will eliminate limitations on publication of those sequences in the Human cDNA Database as of that date. While the Company believes that the limitations on publication of sequences in the Human cDNA Database have generally been sufficient to permit the Company to apply for patent protection on genes in which it is interested in pursuing further research, there can be no assurance that such publication will not affect the Company's ability to obtain patent protection for some genes in which it may have an interest.

         In January 1997, TIGR, in collaboration with the National Center for Biological Information (NCBI), disclosed full-length DNA sequences (which are reportedly in excess of 35,000 sequences) assembled from partial gene sequences (EST's) available in publicly accessible databases or sequenced at TIGR. Such disclosure might limit the scope of claims or make unpatentable subsequent patent applications on full length genes filed by the Company which, in the case of genes of commercial significance, could have a material adverse effect on the Company. See "-- Relationship with TIGR; Funding Obligations; Potential Dispute."

         In addition, others have filed and are likely to file in the future patent applications which have not yet been published covering genes or protein sequences similar or identical to those of the Company. Moreover, the number of patent applications covering genes and proteins expressed by genes has been increasing, and is expected to continue to increase, as a result of the increase in the number of entities conducting genomic research. See "-- Competition." The

Company has been notified that there may be patent applications filed by others which cover genes for which the Company has filed patent applications. The priority of competing patent claims would be decided in an interference proceeding before the PTO. No assurance can be given that any such patent application of third parties will not have priority over patent applications filed by the Company or that any patent applications filed by the Company will result in issued patents.

         The Company is aware that patent applications have been filed by one or more third parties with respect to three of the Company's therapeutic protein product candidates. The Company has been granted a patent with respect to DNA sequences encoding one of the three therapeutic proteins. However, proceedings may be instituted in the PTO to determine which of the Company or a third party is entitled to a United States patent covering such protein and/or DNA encoding such protein. As to the remaining two therapeutic proteins, the Company has been notified that the PTO is considering instituting proceedings to determine which of the Company or a third party is entitled to a patent covering the DNA encoding one of such therapeutic proteins, and it is possible that proceedings may be instituted as to the third therapeutic protein.

         Accordingly, there can be no assurance that patents issued and any additional patents, if issued, will provide commercially meaningful protection against competitors. There can also be no assurance that any patent issued to the Company will provide it with competitive advantages, or will not be challenged by others. Furthermore, there can be no assurance that others will not independently develop similar products which could result in an interference proceeding in the PTO. Others may be able to design around issued patents or develop products providing similar effect to products being developed by the Company based on genes or proteins expressed by genes which are not covered by patents issued to the Company. In addition, others may discover uses for genes or proteins other than those uses covered in the Company's patent applications, and these other uses may be separately patentable. In such case, the holder of a use patent covering an invention as to which the Company has a composition of matter patent claim could exclude the Company from selling a product for a use covered by such use patent.

         The Company's potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued and other companies engage in the business of discovering genes through the use of high speed sequencers, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms. The Company believes that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's resources.

         In addition, some of the genes (representing a small percentage of sequences covered by the Company's patent filings) covered by two of the patent applications in which the Company has rights that have been filed were identified pursuant to research funded by grants from the United States Department of Energy ("DOE"). TIGR is also receiving funding from the DOE with respect to certain non-pathogenic bacterial genomes it is sequencing. The DOE has a statutory right under certain circumstances (including lack of action on the part of the holder of the patent rights to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by the holder of the patent rights) to grant to other parties licenses under the patents which may be granted based on research funded by the DOE.

         The Company also relies on trade secret protection for its confidential and proprietary information. The Company believes it has developed proprietary procedures for making cDNA libraries and sequencing and analyzing genes. The Company has not sought patent protection for these procedures. Additionally, the Company has developed a substantial database concerning genes identified by it. The Company has taken security measures to protect its data and continues to explore ways to further enhance the security for its data. However, trade secrets are difficult to protect. While the Company has entered into confidentiality agreements with employees and academic collaborators who are provided data or materials under material transfer agreements, there can be no assurance that such data or material will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets. In addition, certain trade secrets important to the Company's business have been developed by, or are in the possession of, TIGR, including information concerning sequencing procedures and genes identified by TIGR. Although TIGR also enters into confidentiality agreements with its employees, there is an additional risk that such trade secrets cannot be meaningfully protected.

         RELATIONSHIP WITH TIGR; FUNDING OBLIGATIONS; POTENTIAL DISPUTE. The Company has committed to pay TIGR approximately $85 million during the ten-year period ending September 30, 2002, approximately $44 million of which had been paid through February 15, 1997. In return, the Company received exclusive proprietary rights to the intellectual property resulting from TIGR's research through September 30, 2002. Under the Company's agreements with TIGR, TIGR generally has the right to direct its research activities independently from the Company and there can be no assurance that TIGR will conduct research in areas of interest to the Company. The Company's substantial financial commitment to fund TIGR's research continues regardless of whether the Company requires TIGR's services or derives useful information therefrom.

         The Company's agreements with TIGR include non-disclosure obligations on the part of TIGR. The Company and TIGR have had recent disagreements concerning the scope of these non-disclosure obligations. It has come to the Company's attention that certain disclosures by TIGR of sequence and other information which the Company believes may violate such non- disclosure obligations may have taken place or may take place in the future. Disclosure of information by TIGR in violation of its non-disclosure obligations may negatively affect the Company's ability to obtain patent protection on inventions described therein. The Company is investigating this situation and will determine what action, if any, should be taken to prevent such disclosures. See "-- Patents and Proprietary Rights." There can be no assurance that these disagreements will not materially affect the Company's relationship with TIGR. However, TIGR has been primarily sequencing microbial genes and not human genes in recent years, and the Company does not believe that it is or will be dependent on TIGR.

         DEPENDENCE UPON KEY PERSONNEL. The Company is dependent on its Chairman and Chief Executive Officer, William A. Haseltine, Ph.D., and its Senior Vice President, Research and Development, Craig A. Rosen, Ph.D. The Company has entered into employment agreements with each of Drs. Haseltine and Rosen for terms expiring in February 2000 and November 1997, respectively. Each of these employment agreements automatically renews for a one year term unless terminated by either party. The Company has not purchased key-man life insurance on either Dr. Haseltine or Dr. Rosen. Competition among pharmaceutical and biotechnology companies for qualified employees is intense, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of the Company's activities, could adversely affect its business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or to find and attract additional qualified employees.

         UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS; NO ASSURANCE OF PRODUCT APPROVAL. Products such as those proposed to be developed by the Company or its collaborators are subject to an extensive regulatory approval process by the FDA and comparable agencies in other countries. The U.S. government has recently established a working group to assess whether additional regulation in the area of genetic testing may be appropriate, which may ultimately result in further regulation. The regulation of new therapeutic products and diagnostics is extensive, and the required preclinical and clinical testing is lengthy and expensive. There can therefore be no assurance that FDA approvals will be obtained in a timely manner, if at all. The Company or its collaborators may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. Even if FDA regulatory approvals are obtained, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several areas in which the Company or its collaborators may develop products involve relatively new technology and have not been the subject of extensive product testing in patients. Accordingly, the regulatory requirements governing such products and related clinical procedures are uncertain and such products may be subject to substantial additional review by various governmental regulatory authorities, which could prevent or delay regulatory approval. Regulatory requirements ultimately imposed on these and other areas could adversely affect the Company's ability to clinically test, manufacture or market products.

         The Company is also subject to regulation under state and federal laws regarding environmental protection and hazardous substances control. The Company believes it is in material compliance with applicable laws relating to environmental protection and hazardous substances control. The impact that these laws or any changes in these laws may have on future operations of the Company cannot be predicted. Moreover, federal and state agencies and congressional committees have expressed interest in further regulation of biotechnology. The Company is unable to estimate the extent and impact of regulation in the biotechnology field (including genetic testing) resulting from any future federal, state or local legislation or administrative action.

         DEPENDENCE UPON THIRD PARTIES FOR SUPPLY. The Company currently relies on a single supplier, Applied Biosystems, a division of Perkin-Elmer Corporation, to provide all of its gene sequencing machines and certain reagents required in connection with the gene sequencing process. While other gene sequencing machines are available, the Company does not believe that such other machines are as efficient as the machines currently used by the Company. No assurance can be given that either the gene sequencing machines or the reagents will remain available in commercial quantities at acceptable costs. Should the Company be unable to obtain additional machines or an adequate supply of reagents or other ingredients at commercially reasonable rates, its ability to continue to identify genes through gene sequencing would be adversely affected.

         The Company has contracted for the manufacture of therapeutic proteins for preclinical testing and clinical development from a single supplier. The supplier is a recently organized entity which will manufacture the therapeutic proteins in a new cGMP manufacturing facility. The Company will be dependent on this company for its supply of therapeutic proteins. Any failure or delay in supplying therapeutic proteins could affect the timing of preclinical tests and clinical trials and could delay submission of products for regulatory approval.

         NO MANUFACTURING OR MARKETING CAPACITY. The Company has developed in-house capabilities for the production and purification of recombinant proteins for use in its research activities, but does not currently have any manufacturing facilities capable of supplying materials suitable for clinical trials or for commercial sale or any experience in manufacturing materials suitable for clinical trials or for commercial sale. In the near term, the Company intends to rely on third parties for production of certain of its therapeutic proteins for use in pre- clinical and early clinical development and has entered into an agreement with a third party to supply such materials. The Company will depend on such third party to comply with current good manufacturing practices ("cGMPs") and other regulatory requirements and to deliver materials on a timely basis; however, there can be no assurance that such party will perform. Any failures by third parties may delay clinical development or the submission of products for regulatory approval, or otherwise impair the Company's competitive position, which could have a material adverse effect on the Company's business.

         The Company is planning the construction of a pilot scale production and process development facility for the preparation of clinical trial quantities of its therapeutic proteins in compliance with cGMP requirements. The Company has completed the conceptual design and has begun the preliminary engineering design and site selection process. Construction is expected to begin by mid 1997 and be completed in mid to late 1998. The facility will be designed to allow for the production and purification of multiple recombinant proteins. The Company intends to use the facility for production of preclinical and clinical supplies of its therapeutic proteins and for process development and scale-up. A delay in completion of the facility could adversely affect the cost and timing of clinical trials and could delay submission of products for regulatory approval. Moreover, the Company intends to seek financing with respect to all or a portion of the estimated $40 million construction cost of such facility. There can be no assurance that the Company will be able to obtain any such financing on terms acceptable to the Company, or at all. In the event that financing is not available on acceptable terms, the Company may determine to use its own capital resources to finance all or a portion of the cost of such facility.

         The Company's long range plan is to establish manufacturing capabilities to allow it to meet its clinical trial and commercial manufacturing requirements. However, the Company may contract with third party manufacturers or develop products with partners and take advantage of the partner's manufacturing capabilities. There can be no assurance that the Company will be able to successfully establish manufacturing capabilities and manufacture its products economically or in compliance with cGMPs and other regulatory requirements.

         The Company generally expects to rely on its collaborators or on third parties with whom the Company may contract to market any products. In either case, the Company will be dependent on such third parties for marketing. However, in the future, the Company may co- promote or retain U.S. marketing rights to certain of its products. Significant additional expenditures and management resources will be required to develop an external sales force and implement its marketing strategy if the Company decides to market products directly. There can be no assurance that the Company's collaborators or other third parties will be successful in marketing products, or that the Company will be able to establish a successful marketing force.

         UNCERTAINTY RELATED TO CHANGES IN THE HEALTHCARE SYSTEM; REIMBURSEMENT POLICIES. In recent years, there have been numerous proposals to change the healthcare system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. It is uncertain what legislative proposals will be adopted or what actions Federal, state or private payors for healthcare goods and services may take to limit their payments for such goods and services. The Company cannot predict the effect that changes in the healthcare system may have on its business, and no assurance can be given that any such changes will not have a material adverse effect on the Company.

         VOLATILITY OF STOCK PRICE. The market prices for securities of both emerging and biotechnology companies, including the market price of shares of the Company's Common Stock, have historically been highly volatile. Future announcements concerning the Company or its competitors, including the results of clinical testing, technological innovations or new commercial products, changes in government regulations, regulatory actions, announcements relating to healthcare reform, developments concerning proprietary rights, litigation and public concern as to safety of the Company's products, as well as period-to-period variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biotechnology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

         SHARES AVAILABLE FOR RESALE. All of the 22,078,936 shares of Common Stock that are outstanding are eligible for immediate sale in the public market, subject in the case of approximately 6,628,616 such shares to compliance with the provisions of Rule 144 under the

Securities Act of 1933, as amended (the "Securities Act"). Additionally, holders of 6,075,760 shares of Common Stock or warrants to purchase Common Stock have registration rights with respect to such shares. Sales of substantial amounts of Common Stock pursuant to Rule 144 or otherwise may have an adverse effect on the market price of the Common Stock.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Certain statements contained in "The Company", and "Risk Factors" such as statements concerning future collaboration agreements, royalties and other payments under collaboration agreements, and product development and sales and other statements contained herein regarding matters that are not historical facts are forward looking statements; actual results may differ materially from those projected in the forward looking statements, which statements involve risks and uncertainties, including but not limited to, the following: the scientific progress of the Company in its research and development programs; the magnitude of these programs; the ability of the Company to establish additional collaborative and licensing arrangements; the extent to which the Company engages in clinical development of any products on its own; the scope and results of pre-clinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; competing technological and market developments; and whether conditions to milestone payments are met and the timing of such payment. Investors are also directed to the other risks discussed herein under "Risk Factors," in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Commission.

                             SELLING SECURITYHOLDER

         The following table sets forth certain information as of March 31, 1997, hereof, with respect to the Common Stock held by the Selling Stockholder. Except as set forth below, the Selling Stockholder has not had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Stock. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Stockholder:

                    Number of Shares of
Name                 Beneficially Owned        Percentage of    Number of Shares
and Address            Common Stock         Shares Outstanding   Being Offered
-----------            ------------         ------------------   -------------

Bear Stearns             86,181(1)                   *               50,871(1)
International
Limited
One Canada Square
London E14 5AD
England

*          less than 1%

(1) Includes 50,871 shares issuable on exercise of Warrants which were purchased from HealthCare Ventures III, L.P. ("HCV III") and HealthCare Ventures IV, L.P. ("HCV IV") on October 28, 1996. James Cavanaugh, a director of the Company, is a general partner of the general partner of HCV III and HCV IV. The shares included in the table as beneficially owned by the Selling Stockholder exclude shares held in the name of Bear Stearns Securities Corp., an affiliate of the Selling Stockholder, which are not held in discretionary or custodial accounts

         Bear, Stearns & Co., Inc. ("Bear Stearns"), an affiliate of the Seller Stockholder, was one of the representatives of the underwriters in public offerings of the Company's securities commenced on December 1, 1993, September 28, 1995 and March 13, 1997. In addition, Bear Stearns acts as a market-maker in the shares of the Common Stock of the Company.

         The Selling Stockholder may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus. Therefore, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholder upon completion of such offering.

                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. From time to time, the Selling Stockholder may engage in short sales, or short sales versus the box, and may sell and deliver the shares being offered hereby in connection therewith. In addition, the Selling Stockholder may sell such shares through the writing of options (whether such options are listed on an options exchange or otherwise) on the shares, and in privately negotiated transactions.

         The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents. Under an agreement entered into with the Company, the Selling Stockholder, and any underwriter they may utilize, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                 USE OF PROCEEDS

         The Common Stock offered hereby are offered by the Selling Stockholder. See "Selling Securityholder" and "Plan of Distribution". The Company will not receive any proceeds from the sale of the Common Stock.



              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Certificate of Incorporation and By-Laws of the Registrant provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

         In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                     EXPERTS

         The financial statements of the Company at December 31, 1995 and 1996, and for the years then ended, appearing in the Company's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1994, by Richard A. Eisner & Company, LLP ("Eisner"), independent auditors, as set forth in their respective reports thereon included therein, and incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The Company has agreed to indemnify Eisner against certain liabilities, including liabilities arising under the Securities Act, provided, that such indemnification shall not be effective with regard to any liability for professional malpractice or payment of settlement or judgement costs.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:

                                                         Amount
                                                         ------
         SEC Registration Fee......................    $   501.00
         Accounting Fees and Expenses..............      5,000.00
         Legal Fees and Expenses...................     15,000.00
         Miscellaneous Expenses....................      4,499.00
                                                       ----------
              Total................................    $25,000.00
                                                       ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation and By-Laws of the Registrant provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

         In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).



ITEM 16.  EXHIBITS

3.1* Restated Certificate of Incorporation (Fifth) of the Registrant (Filed as Exhibit 3.1 to the Registrant's Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference).

3.2*           By-laws  of  the   Registrant   (Filed  as  Exhibit  3.2  to  the
               Registrant's Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference).

4.1*           Form of Common Stock certificate

5.1            Opinion of Bachner, Tally, Polevoy & Misher LLP

23.1           Consent of  Bachner,  Tally,  Polevoy & Misher LLP  (Included  in
               Exhibit 5.1)

23.2           Consent of Ernst & Young LLP, Independent Auditors

23.3           Consent of Richard A. Eisner & Co, LLP, Independent Auditors

24.1           Power of Attorney (Included on signature page)

-------------
*        Incorporated by reference.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statements to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii)include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 23rd day of April, 1997.

                                      HUMAN GENOME SCIENCES, INC.,

                                      By:       /s/  William A. Haseltine, Ph.D.
                                               ---------------------------------
                                               William A. Haseltine, Ph.D.
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                               OFFICER

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints William A. Haseltine, Ph.D. or Melvin D. Booth, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     Signature                              Title                              Date

       /s/   William A. Haseltine, Ph.D.          Chairman of the Board                   April 23, 1997
  --------------------------------------------    and Chief Executive
            William A. Haseltine, Ph.D.            Officer (principal
                                                   executive officer)


            /s/    Melvin D. Booth                President and Chief                     April 23, 1997
  --------------------------------------------     Operating Officer and
                  Melvin D. Booth                  Director




                                      II-4



             /s/  Craig A. Rosen, Ph.D.           Senior Vice President                   April 23, 1997
   -------------------------------------------     -- Research and
               Craig A. Rosen, Ph.D.               Development and
                                                   Director


              /s/ Bradley G. Lorimier             Senior Vice President                   April 23, 1997
   -------------------------------------------     -- Business Development
                Bradley G. Lorimier                and Director



                  /s/   Steven Mayer              Senior Vice President                   April 23, 1997
  --------------------------------------------    and Chief Financial Officer
                   Steven Mayer                   (principal financial and
                                                  accounting officer)

             /s/ Robert A. Armitage               Director                                 ____________, 1997
  --------------------------------------------
                Robert A. Armitage


  --------------------------------------------    Director                                 ____________, 1997
             James H. Cavanaugh, Ph.D.


            /s/  Beverly Sills Greenough          Director                                April 23, 1997
  -------------------------------------------
              Beverly Sills Greenough


               /s/   Donald D. Johnston           Director                                April 23, 1997
  -------------------------------------------
                Donald D. Johnston


                    /s/  Max Link                 Director                                April 23, 1997
  -------------------------------------------
                     Max Link


  -------------------------------------------     Director                                ____________, 1997
                    Joshua Ruch



                  /s/   Robert Hormats            Director                                April 23, 1997
  -------------------------------------------
                  Robert Hormats


           /s/   James B. Wyngaarden, M.D.        Director                                April 23, 1997
  ------------------------------------------
             James B. Wyngaarden, M.D.


                                      II-5